Exhibit 99.4

RESHAPE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of ReShape’s financial condition and results of operations together with its consolidated financial statements and related notes thereto attached as Exhibit 99.3 to our Registration Statement on Form S-3 filed on May 9, 2025. Some of the information contained in this discussion and analysis includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “forward-looking statements and associated risks” and “Risk Factors” section included in our most recent Annual Report on Form 10-K for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a premier physician-led weight-loss solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and associated metabolic disease. Our primary operations are in the following geographical areas: United States, Australia and certain European and Middle Eastern countries. Our current portfolio includes the Lap-Band Adjustable Gastric Banding System, the Obalon Balloon System, and the Diabetes Bloc-Stim Neuromodulation device, a technology under development as a new treatment for type 2 diabetes mellitus. There has been no revenue recorded for the Obalon Balloon System, or the Diabetes Bloc-Stim Neuromodulation as these products are still in the development stage.

Recent Developments

January 13, 2025, the Company and Vyome, provided an update on the definitive merger agreement under which ReShape and Vyome will combine in an all-stock transaction. The combined company will focus on advancing the development of Vyome’s immune-inflammatory assets and identifying additional opportunities between the world-class Indian innovation corridor and the U.S. market. The Company also provided an update on the asset purchase agreement with Biorad Medisys.

February 3, 2025, the Company was granted a key international patent from the State of Israel for its Diabetes Neuromodulation technology. This patent for “Simultaneous Multi-Site Vagus Nerve Modulation for Improved Glycemic Control Systems and Methods,” will provide protection until December 4, 2039. The Diabetes Neuromodulation system utilizes its proprietary vagus nerve block (vBlocTM) technology platform, combined with vagus nerve stimulation, for the treatment of Type 2 diabetes, a prominent disorder associated with obesity.

On February 15, 2025, the Company entered into a Securities Purchase Agreement to issue and sell 103,005 shares of common stock and warrants to purchase up to 103,005 shares of common stock at an initial price of $145.75 per share, subject to adjustments. The securities were sold at a price of $58.25 per unit. Following the required stockholder approval, which the Company obtained on April 1, 2025, all of the holders of warrants elected a “zero exercise price” alternative pursuant to which they received an aggregate number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cash exercise of the warrant and (y) 1.2, without the holder having to make any exercise payment. The exercise price of the warrants was reset to the floor price of $31.25 per share, which resulted in the issuance of 576,507 shares of common stock for the warrants issued to the investors in the offering. Between April 2, 2025 and April 4,2025, a total of 576,416 shares were issued upon the cashless exercise of the warrants for no exercise price.

On February 25, 2025, the Company entered into an exclusive distribution agreement with Liaison Medical Ltd. for the Lap-Band® 2.0 FLEX system and Tubing Kit, expanding the Company’s commercial presence into Canada. Under the terms of the agreement, Liaison Medical was granted the exclusive right to market and distribute the covered products to licensed medical professionals within the Canadian territory. The initial term of the agreement runs through December 31, 2028, with automatic one-year renewal periods thereafter unless  terminated by either party with at least 90 days’ prior written notice before the end of the then-current term.

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Equity Line of Credit and Secured Convertible Note

On December 19, 2024, the Company entered into a common stock purchase agreement (the “Equity Purchase Agreement”) with Ascent Partners Fund LLC (“Ascent”) pursuant to which Ascent has agreed to purchase from the Company, at its direction from time to time, in its sole discretion, from and after the effectiveness of the definitive documentation (the “Effective Date”), and until the earlier of (i) the 36- month anniversary of the Effective Date or (ii) the termination of the Equity Purchase Agreement in accordance with the terms thereof (the “Commitment Period”), shares of its common stock having a total maximum aggregate purchase price of $5,000,000 (the “Purchase Shares”), upon the terms and subject to the conditions and limitations set forth therein.

In a private transaction, on October 16, 2024, the Company entered into a securities purchase agreement (the “SPA”) with Ascent. Pursuant to the SPA, the Company agreed to issue to Ascent a senior secured convertible note in the aggregate original principal amount of $833,333 (the “Note”), and also issued to Ascent 320 shares of common stock as “commitment shares” to Ascent. On January 14, 2025, the Company entered into an amendment to the Note with Ascent to (a) extend the maturity date to the earlier of the closing of the Company’s merger with Vyome or 90 days after the date of the amendment, (b) provide that Ascent would not be obligated to convert any part of the Note at the closing of the merger, (c) reduce the mandatory prepayment provision for funds raised by the Company in subsequent financings from 66% to 50%, and (d) require a $45,000 cash extension fee to be paid by the Company at the maturity of the Note. On February 18, 2025, the Company repaid the Note in full.

Pending Merger and Asset Sale

On July 8, 2024, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Vyome Therapeutics, Inc. (“Vyome”) and Raider Lifesciences Inc., a Delaware corporation, and a direct, wholly owned subsidiary of ReShape (“Merger Sub”). Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions specified therein, Merger Sub shall be merged with and into Vyome, with Vyome surviving as a subsidiary of ReShape (the “Merger”). The combined company intends to change its name to Vyome Holdings, Inc. and will focus on Vyome’s business of advancing the development of its immuno- inflammatory assets and on identifying additional opportunities between the world-class Indian innovation corridor and the U.S. market.

Simultaneously with the execution of the Merger Agreement, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Ninjour Health International Limited, a company incorporated under the laws of the United Kingdom (“Ninjour”). Pursuant to the Asset Purchase Agreement, and subject to the satisfaction or waiver of the conditions specified therein, the Company will sell substantially all of its assets (excluding cash) to Ninjour (or an affiliate thereof), and Ninjour will assume substantially all of its liabilities, for a purchase price of $5.16 million in cash, subject to adjustment based on ReShape’s actual accounts receivable and accounts payable at the closing compared to such amounts as of March 31, 2024 (the “Asset Sale”). Ninjour is an affiliate of Biorad Medisys, Pvt. Ltd., which is party to a previously disclosed exclusive license agreement, dated September 19, 2023, with ReShape for ReShape’s Obalon® Gastric Balloon System.

On October 1, 2024, the Company filed a Registration Statement on Form S-4 in connection with the Merger and Asset Sale, which the Company anticipates will close in the second quarter of 2025, assuming the conditions to closing are satisfied. On December 6, 2024, the Company filed an Amendment No. 1 to that Registration Statement on Form S-4 and on January 15, 2025 the Company filed an Amendment No. 2 to that Registration Statement on Form S-4.

The Company entered into the Equity Purchase Agreement and Convertible Note transactions in order to fund its operations through the closing of the Merger and Asset Sale. The description of its business set forth above reflects its current business operations, but if the Merger and Asset Sale are completed, the Company will sell substantially all of its assets to Ninjour Health International Limited (or an affiliate thereof) and the combined company following the Merger intends to focus on Vyome’s business. However, the completion of the Merger and Asset Sale both remain subject to a number of conditions to closing, including the approval of its stockholders and, with respect to the Merger, the approval of the Nasdaq Stock Market, and there can be no assurance that the Merger and Asset Sale will be consummated. Failure to complete the Merger and Asset Sale could negatively impact its future operations, financial results and stock price.

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Reverse Stock Split

Effective May 9, 2025, the Company effected a 1-for-25 reverse stock split of its issued and outstanding common stock (the “Reverse Stock Split”). All references to shares of its common stock herein refer to the number of shares of common stock after giving effect to the Reverse Stock Split and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented.

Effective September 23, 2024, the Company effected a 1-for-58 reverse stock split of its issued and outstanding common stock (the “Reverse Stock Split”). All references to shares of its common stock herein refer to the number of shares of common stock after giving effect to the Reverse Stock Split and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented.

Financial Overview

Results of Operations

The following table sets forth certain data from our operating results from the years ended December 31, 2024 and 2023, expressed as percentages of net revenue (in thousands):

	Year Ended December 31,
	2024		2023
Revenue	$8,006	100.0%	$8,678	100.0%
Cost of revenue	2,949	36.8%	3,130	36.1%
Gross profit	5,057	63.2%	5,548	63.9%
Operating expenses:
Sales and marketing	2,991	37.4%	7,548	87.0%
General and administrative	6,931	86.6%	10,324	119.0%
Research and development	1,803	22.5%	2,315	26.7%
Transaction costs	1,024	12.8%	—	—%
Impairment of long-lived assets	36	0.4%	777	9.0%
Gain on disposal of assets, net	—	—%	(33)	(0.4)%
Total operating expenses	12,785	159.7%	20,931	241.3%
Operating loss	(7,728)	(96.5)%	(15,383)	(177.4)%
Other expense (income), net:
Interest expense, net	(14)	(0.2)%	(26)	(0.3)%
Gain on changes in fair value of liability warrants	(52)	(0.6)%	(3,878)	(44.7)%
Gain on extinguishment of debt	(429)	(5.4)%	—	—%
Loss (gain) on foreign currency exchange, net	51	0.6%	(22)	(0.3)%
Other	(193)	(2.4)%	(122)	(1.4)%
Loss before income tax provision	(7,091)	(88.5)%	(11,335)	(130.7)%
Income tax expense	39	0.5%	52	0.6%
Net loss	$(7,130)	(89.1)%	$(11,387)	(131.2)%

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Non-GAAP Disclosures

In addition to the financial information prepared in conformity with GAAP, we provide certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, derivative instruments, and amortization methods, which provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

Adjusted EBITDA

Management uses Adjusted EBITDA in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation, and other one-time costs. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

The following table contains a reconciliation of GAAP net loss to non-GAAP net loss attributable to common stockholders for the years ended December 31, 2024 and 2023 (in thousands).

	Year Ended December 31,
	2024	2023
GAAP net loss	$(7,130)	$(11,387)
Adjustments:
Interest income, net	(14)	(26)
Income tax expense	39	52
Depreciation and amortization	22	154
Stock-based compensation expense	184	766
Transaction costs	1,024	—
Impairment of long-lived assets	36	777
Gain on disposal of assets, net	—	(33)
Gain on changes in fair value of liability warrants	(52)	(3,878)
Gain on extinguishment of debt	(429)	—
Adjusted EBITDA	$(6,320)	$(13,575)

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Comparison of Results of Operations

Revenue. The following table summarizes our net revenue by geographic location based on the location of customers for the years ended December 31, 2024 and 2023, as well as the percentage by location of total revenue and the amount of change and percentage of change (dollars in thousands):

	Year Ended December 31,				Amount	Percentage
	2024		2023		Change	Change
United States	$6,887	86.0%	$7,134	82.2%	$(247)	(3.5)%
Australia	392	4.9%	526	6.1%	(134)	(25.5)%
Europe	687	8.6%	956	11.0%	(269)	(28.1)%
Rest of world	40	0.5%	62	0.7%	(22)	(35.5)%
Total revenue	$8,006	100.0%	$8,678	100.0%	$(672)	(7.7)%

Revenue totaled $8.0 million for the year ended December 31, 2024, which represents a contraction of 7.7%, or $0.7 million compared to the same period in 2023. The primary reason for the decrease is due to the continued popularity of GLP-1 pharmaceuticals within the U.S. With the introduction of Lap-Band 2.0, we did experience a slight growth in units sold of 6.5%, however the Lap-Band accessories units decreased by 26.4% within the U.S. markets. World-wide Lap-Band units decreased by 8.5% and accessories decreased 25.9%. The Company did increase the price of Lap-Band systems including accessories, which helped revenues not decrease at the same ratio as the decline in unit sales.

Cost of Revenue and Gross Profit: The following table summarizes our cost of goods sold and gross profit for the years ended December 31, 2024 and 2023, as well as percentage of total revenue and the amount of change and percentage of change (dollars in thousands):

	Year Ended December 31,				Amount	Percentage
	2024		2023		Change	Change
Revenue	$8,006	100.0%	$8,678	100.0%	$(672)	(7.7)%
Cost of revenue	2,949	36.8%	3,130	36.1%	(181)	(5.8)%
Gross profit	$5,057	63.2%	$5,548	63.9%	$(491)	(8.9)%

Gross profit. Gross profit for the year ended December 31, 2024, was $5.1 million, compared to $5.5 million for the year ended December 31, 2023, a decrease of $0.5 million or 8.9%. Gross profit as a percentage of revenue for the year ended December 31, 2024, was 63.2% compared to 63.9% for the same period in 2023. The slight reduction in gross profit margin is primarily due to the write off of certain inventories, offset by the Company allocating resources to increase efficiencies and a slight raise in product pricing.

Operating Expenses: The following table summarizes our operating expenses for the years ended December 31, 2024 and 2023, as well as the percentage of total revenue, and the amount of changes and percentage of change (dollars in thousands):

	Year Ended December 31,				Amount	Percentage
	2024		2023		Change	Change
Sales and marketing	$2,991	37.4%	$7,548	87.0%	$(4,557)	(60.4)%
General and administrative	6,931	86.6%	10,324	119.0%	(3,393)	(32.9)%
Research and development	1,803	22.5%	2,315	26.7%	(512)	(22.1)%
Transaction costs	1,024	12.8%	—	—%	1,024	100.0%
Impairment of long-lived assets	36	0.4%	777	9.0%	(741)	(95.4)%
Gain on disposal of assets, net	—	—%	(33)	(0.4)%	33	(100.0)%
Total operating expenses	$12,785	159.7%	$20,931	241.3%	$(8,146)	(38.9)%

Sales and Marketing Expense. Sales and marketing expenses for the year ended December 31, 2024, decreased by $4.6 million, or 60.4%, to approximately $3.0 million, compared to $7.5 million for the same period in 2023. The decrease is primarily due to a decrease of $2.2 million in advertising and marketing expenses, including consulting and professional marketing services, as the Company has continued to scale down its marketing efforts to a targeted digital marketing campaign. We also had reductions in payroll expenditures, including commissions, travel and stock-based compensation of $2.2 million, due to reductions in workforce during the year due to declining revenues.

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General and Administrative Expense. General and administrative expenses for the year ended December 31, 2024, decreased by approximately $3.4 million, or 32.9%, to approximately $6.9 million, compared to $10.3 million for the same period in 2023. This decrease was primarily driven by a $1.8 million reduction in general legal, audit, and other professional fees, as the Company reduced its reliance on consultants and professional services to conserve cash. In addition, payroll-related expenses, including stock- based compensation, decreased by $1.3 million due to changes in personnel and workforce reductions during the year. The Company also recorded a $0.2 million decrease in rent and insurance expense as a result of the lease expiration of its former Carlsbad, CA location in mid-2023. Lastly, there was a $0.2 million reduction in bad debt expense and other miscellaneous items.

Research and Development Expense. Research and development expenses for the year ended December 31, 2024, decreased by $0.5 million, or 22.1%, to $1.8 million, compared to $2.3 million for the same period in 2023. The decrease is primarily due to a decrease of $0.3 million in consulting and clinical trials, as the Company halted clinical trials during 2023 and reduced the use of consultants once Lap-Band 2.0 was released early 2024. We also had reductions in payroll expenditures, including stock-based compensation of $0.2 million, due to reductions in workforce during the year.

Transaction Costs. Transaction costs for the year ended December 31, 2024, were $1.0 million. These expenses primarily consisted of $0.7 million in legal fees and $0.2 million in audit-related fees incurred in connection with the Company’s pending merger and asset sale.

Impairment of Long-Lived Assets. During the year ended December 31, 2024, the Company recognized an impairment charge of $36 thousand related to its ROU asset, as the present value of the expected cash flows from the sublease of its facility in Irvine was lower than the carrying value. During the year ended December 31, 2023, the Company recorded an impairment of approximately $0.8 million, consisting of fixed assets and intangible assets due to the overall decline in value of the Company.

Gain loss on disposal of assets, net. During 2023, the Company had a gain of approximately $33 thousand related to the sale of fully depreciated assets.

Gain on changes in fair value of liability warrants. Gain on changes in fair value of liability warrants of $52 thousand for the year ended December 31, 2024, and $3.9 million for the year ended December 31, 2023, respectively, are related to warrants issued in a public offering on Feb 8, 2023.

Gain on Extinguishment of Debt. Gain on extinguishment of debt for the year ended December 31, 2024 of $0.4 million is primarily related to the write-off of payables aged beyond the statute of limitation.

Liquidity and Capital Resources

We have financed our operations to date principally through the sale of equity securities and debt financings. During the years ended December 31, 2024 and 2023, we received proceeds of $0.7 million and $17.6 million, respectively, from convertible notes payable, securities sales and exercises of warrants. As of December 31, 2024, we had $0.7 million of cash and cash equivalents, and $100 thousand of restricted cash.

The following table summarizes our change in cash and cash equivalents (in thousands):

	Year Ended December 31,
	2024	2023
Net cash used in operating activities	$(4,427)	$(16,960)
Net cash used in investing activates	—	(10)
Net cash provided by financing activities	677	17,574
Effect of exchange rate changes	(16)	—
Net change in cash and cash equivalents and restricted cash	$(3,766)	$604

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Net Cash Used in Operating Activities

Net cash used in operating activities was $4.4 million and $17.0 million for the years ended December 31, 2024 and December 31, 2023, respectively.

For the year ended December 31, 2024, net cash used in operating activities was primarily the result of our net loss of $7.1 million, partially offset by non-cash adjustments for stock-based compensation expense of $0.2 million and inventory reserve of $0.4 million and $0.1 million of amortization of deferred interest. This was offset by a negative cash impact of $0.4 million related to old accounts payable that have passed their statute of limitations and $0.1 million of gains related to the warrants classified as liabilities. We show a positive cash impact on accounts payable of $0.8 million, inventory of approximately $0.9 million and accounts receivable of $0.6 million.

For the year ended December 31, 2023, net cash used in operating activities was primarily the result of our net loss of $11.4 million, partially offset by non-cash adjustments of loss on impairment of long-lived asset of $0.8 million, stock-based compensation expense of $0.8 million, provision for bad debt expense of $0.4 million, provision for excess and obsolete inventory of $0.3 million, depreciation expense of $0.1 million, offset by non-cash reductions of expense non-cash gains recognized related to changes in fair value of liability warrants of 3.9 million. This was offset by a positive impact to accounts receivable of $0.1 million and a negative impact to cash from inventory of $0.5 million, prepaid expenses of $0.2 million and accounts payable and accrued liabilities of $3.5 million and a decrease in warranty liabilities of $0.2 million.

Net Cash Used in Investing Activities

Net cash used in investing activities for both the years ended December 31, 2024 and 2023, was insignificant as the Company was focused on preserving cash.

Net Cash Provided by Financing

Net cash provided by financing activities was $0.7 million for the year ended December 31, 2024, primarily related to net proceeds from the issuance of convertible notes payable.

Net cash provided by financing activities was $17.6 million for the year ended December 31, 2023, as the Company completed multiple public offerings with proceeds of approximately $13.5 million and $4.1 million of warrants exercised during 2023.

Operating Capital and Capital Expenditure Requirements

The Company’s anticipated operations include plans to (i) merge with Vyome Therapeutics, Inc and sell certain assets to Biorad, which will continue the operations, (ii) grow sales and operations of the Company with the Lap-Band product line both domestically and internationally as well as to obtain cost savings synergies, (iii) expand sales in the market Lap-Band 2.0 FLEX, (iv) continue development of the Diabetes Bloc- Stim Neuromodulation (“DBSN”) device, and (v) prior to such merger, explore and capitalize on synergistic opportunities to expand our portfolio and offer future minimally invasive treatments and therapies in the obesity continuum of care. The Company believes that it has the flexibility to manage the growth of its expenditures and operations depending on the amount of available cash flows, which could include reducing expenditures for marketing and product development activities.

In February 2025, the Company raised $4.5 million after costs in a public offering of common shares and stock warrants. These funds will be used for operations and additional transaction costs. At the current burn rate, management expects to run out of cash during the fourth quarter of 2025. However, based on our available cash resources, we may not have sufficient cash on hand to fund our current operations for more than 12 months from April 2025. This condition raises substantial doubt about our ability to continue as a going concern.

Because of the numerous risks and uncertainties associated with the development of medical devices, such as our Diabetes Bloc-Stim Neuromodulation, we are unable to estimate the exact amounts of capital outlays and operating expenditures necessary to complete the development of the Diabetes Bloc-Stim Neuromodulation or other additional products and successfully deliver a commercial product to the market. Future capital requirements will depend on many factors and will be decided by Biorad, once the pending asset sale is complete.

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Our future capital requirements will depend on many factors, including, but not limited to, the following:

•	the cost and timing of establishing sales, marketing and distribution capabilities;
•	the cost of establishing clinical and commercial supplies of our DBNS, and any products that we may develop;
•	the rate of market acceptance of our DBNS, and any other product candidates;
•	the cost of filing and prosecuting patent applications and defending and enforcing our patent and other intellectual property rights;
•	the cost of defending, in litigation or otherwise, any claims that we infringe third-party patent or other intellectual property rights;
•	the effect of competing products and market developments;
•	the cost of explanting clinical devices;
•	the terms and timing of any collaborative, licensing or other arrangements that we may establish;
•	any revenue generated by sales of our Lap-Band, Obalon Balloon System, DBNS or our future products;
•	the scope, rate of progress, results and cost of our clinical trials and other research and development activities;
•	the cost and timing of obtaining any further required regulatory approvals; and
•	the extent to which we invest in products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements attached as Exhibit 99.3 to our Registration Statement on Form S-3 filed on May 9, 2025, we believe that the following accounting policies and estimates are most critical to a full understanding and evaluation of our reported financial results.

Revenue Recognition

We recognize revenue when we satisfy a performance obligation by transferring control of the promised goods or services to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. Product sales consist of a single performance obligation, which we satisfy at a point in time. We recognize product revenue when the following conditions are met: (a) physical possession of the products has been transferred, (b) we have a present right to payment, (c) the customer has obtained legal title to the products, and (d) the customer assumes significant risks and rewards of ownership.

For our Lap-Band product, these criteria are typically met upon shipment, including sales to distributors who take title and assume all ownership risks at the time of shipment. Distributors are required to pay within specified terms regardless of when, or if, they sell the products.

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Taxes collected from customers and remitted to governmental authorities are recorded on a net basis and are therefore excluded from revenue. Amounts billed to customers related to shipping and handling are included in revenue. Corresponding shipping and handling costs related to revenue-producing activities are included in cost of sales.

Variable Consideration

We record revenue in an amount that reflects the transaction price we expect to receive after transferring control of the goods. Customers and distributors of the Lap-Band product generally have the right to return or exchange products within thirty days of shipment, subject to a 10% restocking fee. Any such returns or exchanges are recorded as reductions of revenue in the period incurred.

Certain Lap-Band customers may also be eligible for volume rebates or discounts. These discounts are treated as reductions in the sales price — and therefore revenue — at the point of sale. We estimate and reserve for any volume rebates as a reduction in revenue.

Warranty

We generally provide warranties against defects in materials and workmanship, offering replacements at no charge to customers who notify us within 30 days of delivery and return the products in accordance with our instructions. These warranties are considered assurance-type and are not accounted for as separate performance obligations. We establish warranty reserves based on specific assessments of claims related to product defects.

For our vBloc product line, we provided a five-year warranty on all implantable components. vBloc sales began in 2015 and ended in 2018, with the final warranty period concluding in 2023.

Stock-based Compensation

We measure and recognize compensation expenses for all stock-based awards based on estimated fair values. Stock-based awards consist of stock options and restricted stock units. The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. The Black-Scholes models require various highly judgmental assumptions, including stock price volatility, risk-free interest rate, and expected option term. Stock-based compensation expense is recorded net of estimated forfeitures.

Accounts Receivable Reserve

The Company provides reserves against accounts receivable for estimated losses that may result from a customer’s inability to pay based on customer-specific analysis and general matters such as current assessments of past due balances, economic conditions and forecasts, and historical credit loss activity. Amounts determined to be uncollectible are charged or written-off against the reserve. Additionally, under the current expected credit loss model, we utilize historical loss rates based on number of days past due, adjusted to reflect current economic conditions and forecasts of future economic conditions.

Inventory Reserve

The Company establishes inventory reserves for obsolescence based upon specific identification of expired or unusable units with a corresponding provision included in cost of revenue.

Fair Value of Warrants

We analyze warrants to determine if the warrant instrument should be treated as a liability or equity. Based on the outcome of this analysis, we measure the fair value of the instrument using a Black-Scholes valuation model, bifurcated Black-Scholes valuation model or a Monte Carlo valuation model. Each of these models require various highly judgmental assumptions, including stock price volatility, risk-free interest rate, and expected term.

Recent Accounting Pronouncements

See Note 2 to the Consolidated Financial Statements attached as Exhibit 99.3 to our Registration Statement on Form S-3 filed on May 9, 2025, for a discussion of new accounting standards that have been adopted and those not yet adopted.

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